Exhibit 10.2

Transition Agreement and Release

This Transition Agreement and Release (“Agreement”) is made by and between ELONA KOGAN, J.D. (“Executive”) and SELECTA BIOSCIENCES, INC. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of June 25, 2020 (the “Effective Date”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of March 19, 2019 (the “Employment Agreement”) and that certain Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, dated as of March 20, 2019 (the “RCA”); and

WHEREAS, in connection with Executive’s separation of employment with the Company, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to defense or indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”). The Company agrees not to contest Executive’s application for unemployment benefits; provided that nothing herein shall prohibit the Company from responding truthfully to requests for information from, or require the Company to make any false or misleading statements to, any governmental authority.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.       Separation; Services; Compensation.

(a)        Executive’s employment with the Company and its subsidiaries will end on (i) August 18, 2020 or (ii) such earlier date as selected by the Company in accordance with the terms of this Agreement (the actual date of Executive’s separation of employment, the “Separation Date”), provided that if the Company selects a Separation Date that is earlier than August 18, 2020, the Company will pay Executive in Executive’s final paycheck the base salary Executive would have earned during the period commencing on the Separation Date selected by the Company and ending August 18, 2020. As of the Separation Date, Executive will cease to serve as an employee, director, officer or in any other position with the Company and its subsidiaries and will cease to exercise or convey any authority (actual, apparent or otherwise) on behalf of the Company and its subsidiaries. During the period commencing on the Effective Date and ending on the Separation Date (the “Transition Period”), Executive will continue performing substantially the same duties and responsibilities as Executive has historically provided to the Company or as are otherwise reasonably requested by the Company from time to time, including to assist in the orderly transition of Executive’s duties to a successor. Executive will perform Executive’s duties during the Transition Period in substantially the same manner and with substantially the same effort, time commitment and level of care as Executive has historically performed duties for the Company prior to the Effective Date.

(b)       During the Transition Period, (i) Executive will continue receiving Executive’s Annual Base Salary at the same rate that applies on the Effective Date, (ii) any equity awards of the Company held by Executive as of the Effective Date will continue to vest and, if applicable, become exercisable in accordance with their terms and (iii) Executive will remain eligible to participate in the Company’s employee benefit plans to the same extent as Executive is eligible as of the Effective Date, subject to the terms and conditions of such employee benefit plans as in effect from time to time.

(c)        Executive’s employment with the Company will at all times remain terminable by either Executive or the Company at will and nothing in this Agreement confers upon Executive any right to continue to serve as an employee or other service provider of the Company or interferes with or restricts the rights of the Company to discharge or terminate the services of Executive at any time for any or no reason, with or without Cause, subject to the provisions of Section 2.

2.          Severance Payments; Salary and Benefits.

(a)       If Executive remains continuously employed by the Company through August 18, 2020 or if the Company terminates Executive’s employment on or prior to August 18, 2020 for reasons other than Cause or material breach of this Agreement, then subject to Executive’s continued compliance with the RCA and Executive’s execution and delivery to the Company of the release of claims attached hereto as Addendum 1 (the “Bring-Down Release”) before the later of 30 days following the Separation Date and 45 days following the date this Agreement was first provided to Executive (and the Bring-Down Release becoming effective and irrevocable), Executive will be entitled to the severance payments and benefits provided in Sections 2(a)(i) – (iii).

(i)       The Company will pay or provide to Executive the severance payments and benefits described in Section 4(b) of the Employment Agreement (the “Severance Payments”), payable at the times set forth in the Employment Agreement; provided that (A) “Payment Date” as used in the Employment Agreement shall mean the next regular payday following the effective date of the Bring-Down Release and (B) the period for COBRA-related severance benefits in Section 4(b)(iii) of the Employment Agreement will end upon the earliest of (x) December 31, 2021, (y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (z) the date Executive becomes eligible to receive medical, dental or vision coverage as applicable, from a subsequent employer;

(ii)       Each vested and exercisable option to purchase shares of the Company’s common stock held by Executive as of the Separation Date (each, a “Vested Option”) will remain outstanding and exercisable in accordance with its terms for a period of two years following the Separation Date, provided that (A) no Vested Option will remain outstanding past the original final expiration date of the Vested Option and (B) each Vested Option will in all events remain subject to earlier termination in connection with a corporate transaction or event as set forth in the documents governing the Vested Option; and

(iii)       The performance-based restricted stock units covering shares of the Company’s common stock held by Executive as of the Separation Date (the “PSUs”) will remain eligible to vest in accordance with their terms, notwithstanding the requirement that Executive remain in continuous service with the Company through the applicable vesting date, if the Administrator (as such term is defined in the documents governing the PSUs) determines on or prior to December 31, 2020 that the top-line results are obtained for the Company’s Phase 2 head-to-head (COMPARE) clinical trial of SEL-212 against Krystexxa, and shall otherwise remain subject to the terms and conditions of the documents governing the PSUs.

(b)        Upon Executive’s separation of employment for any reason, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

3.       Release of Claims. Executive agrees that, other than with respect to the Retained Claims, and subject to the last two sentences of this Section 3, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns (collectively, the “Employee Parties”), other than with respect to the Retained Claims, and except as provided in the last two sentences of this Section 3, hereby and forever releases the Releasees from any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date, including, without limitation:

(a)       any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)       any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)       any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)       any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)       any and all claims for violation of the federal or any state constitution;

(f)        any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)       any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h)       any and all claims arising out of the wage and hour and wage payment laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and

(i)       any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding anything to the contrary contained in this Agreement, this release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, Executive’s right to file a charge with or participate in a charge, investigation or proceeding by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering monetary or other individual relief from the Company or any Releasee in connection with any charge, investigation or proceeding, or any related complaint or lawsuit, filed by Executive or by anyone else on Executive’s behalf before the federal Equal Employment Opportunity Commission or a comparable state or local agency), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as of the Effective Date, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law, claims for reimbursement of approved business expenses incurred prior to the Effective Date, rights to vested equity awards under any applicable award agreement issued pursuant to the Company’s 2016 Incentive Award Plan, rights or claims Executive may have as a shareholder of the Company, and any Retained Claims. This release further does not release claims for breach of Section 3(c), Section 4(b) or Section 4(c) of the Employment Agreement or claims arising after the Effective Date.

4.       Restrictive Covenants.

(a)       Executive acknowledges and agrees that the restrictive covenants and other post-service obligations set forth in the RCA, including without limitation Executive’s obligations relating to confidentiality, non-use and non-disclosure of Confidential Information (as defined in the RCA), non-solicitation, cooperation, and return of property, are hereby incorporated by reference and shall remain in full force and effect pursuant to their terms to the maximum extent permitted by applicable law, except that the parties expressly agree to modify the RCA, effective as of the effective date of the Bring-Down Release, by removing Section 6(a) of the RCA, which shall be of no further force or effect upon the effective date of the Bring-Down Release. Executive represents and warrants that Executive has complied with all provisions of the RCA at all times through the Effective Date.

(b)       In consideration for the severance payments and benefits set forth in Section 2 of this Agreement, Executive agrees for a period of 12 months after the effective date of the Bring-Down Release (the “Noncompetition Restricted Period”) to not directly or indirectly, on Executive’s own behalf or for the benefit of any other individual or entity: (i) operate, conduct, engage in, or own (except as a holder of not more than three percent (3%) of the stock of a publicly held company), or prepare to operate, conduct, engage in, or own any business that develops, markets, distributes, plans, sells or otherwise provides, or is preparing to develop, market, distribute, plan, sell or otherwise provide, any product or service that is in competition with any of the products or services related to chronic refractory gout being developed, marketed, distributed, planned, sold or otherwise provided by the Company or its affiliates at the time of, or during the 12 months preceding, Executive’s separation from the Company (a “Competing Business”) or (ii) participate in, render services to, or assist any individual or entity that engages in a Competing Business in any capacity (whether as an employee, manager, consultant, director, officer, contractor, or otherwise) (A) which involve the same or similar types of services Executive performed for the Company at any time during the last two years of Executive’s employment with the Company or (B) in which Executive could reasonably be expected to use or disclose Confidential Information, in each case (i) and (ii) limited to each city, county, state, territory and country in which (x) Executive provided services or had a material presence or influence at any time during Executive’s last two years of employment with the Company or (y) the Company is engaged in or has plans to engage in the Competing Business as of the Separation Date. Without limiting the Company’s ability to seek other remedies available in law or equity, if Executive violates this Section 4(b), the Noncompetition Restricted Period shall be extended by one day for each day that Executive is in violation of such provisions, up to a maximum extension equal to the length of the Noncompetition Restricted Period, so as to give the Company the full benefit of the bargained-for length of forbearance.

(c)       Executive’s continued compliance with the terms of the RCA (as modified in Section 4(a) above) and the noncompetition obligations set forth in Section 4(b) above (collectively, the “Restrictive Covenants”) is a material condition to receipt of the severance payments and benefits set forth in Section 2 of this Agreement. In the event Executive breaches any part of such Restrictive Covenants, then, in addition to any remedies and enforcement mechanisms set forth in the RCA and this Agreement and any other remedies available to the Company (including equitable and injunctive remedies), Executive shall forfeit any additional consideration owing and shall be obligated to promptly return to the Company (within two (2) business days of any breach) the full gross amount of all severance payments and benefits provided.

(d)       If any provision of the Restrictive Covenants shall be determined to be unenforceable by any court of competent jurisdiction or arbitrator by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

5.       Mutual Non-Disparagement. Executive agrees that, at all times, Executive shall refrain from making any negative, critical, or disparaging statements, implied or express, concerning the Company, its affiliates and their respective directors, officers, agents, or employees. The Company agrees that it shall instruct the members of the Board to refrain from making any negative, critical, or disparaging statements, implied or express, concerning Executive. However, nothing in this Section 5 prohibits either Party’s disclosure of information that is required to be disclosed to enforce this Agreement or to comply with applicable law or order of a court or other regulatory body of competent jurisdiction.

6.       Trade Secrets. In accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement, the Employment Agreement or the RCA (together, the “Subject Documents”): (i) Executive shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

7.       Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

8.       No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

9.       Governing Law. This Agreement shall be subject to the provisions of Sections 9(a) and 9(c) of the Employment Agreement.

10.     Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[signature page follows]

EXECUTIVE

Dated:	6/25/20	/s/ Elona Kogan, J.D.
ELONA KOGAN, J.D.

SELECTA BIOSCIENCES, INC.

Dated:	6/25/20	By:	/s/ Carsten Brunn
Name: Carsten Brunn
Title: CEO

Addendum 1

Release of Claims

Reference is made to the Transition Agreement and Release, dated as of June__, 2020, to which this Release of Claims is attached (the “Agreement”). Capitalized terms used but not defined in this Release of Claims will have the meanings given to them in the Agreement.

Release of Claims. For and in consideration of the payment to me of the benefits described in Section 2 of the Agreement, I, on my own behalf and on behalf of the Employee Parties, hereby and forever release the Releasees from any matters of any kind, whether presently known or unknown, suspected or unsuspected, that I may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date I execute this Release of Claims, provided that this Release of Claims does not release claims that cannot be released as a matter of law, including, but not limited to, my right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, my right to file a charge with or participate in a charge, investigation or proceeding by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that my release of claims herein bars me from recovering monetary or other individual relief from the Company or any Releasee in connection with any charge, investigation or proceeding, or any related complaint or lawsuit, filed by me or by anyone else on my behalf before the federal Equal Employment Opportunity Commission or a comparable state or local agency), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as of the Separation Date, pursuant to written terms of any employee benefit plan of the Company or its affiliates and my rights under applicable law, claims for reimbursement of approved business expenses incurred prior to the Separation Date, rights to vested equity awards under any applicable award agreement issued pursuant to the Company’s 2016 Incentive Award Plan, rights or claims I may have as a shareholder of the Company, and any Retained Claims (collectively, the “Executive’s Retained Claims”).

Acknowledgement of Waiver of Claims Under ADEA. I have read this Release of Claims carefully and have been advised to consult with any attorney and any other advisors of my choice prior to executing this Release of Claims, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any claims against the Releasees other than the Executive’s Retained Claims. I understand and acknowledge that I am waiving and releasing any rights that I may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. I understand and agree that this Release of Claims does not apply to any rights or claims that may arise under the ADEA after the date I sign this Release of Claims. I understand and acknowledge that the consideration given for this Release of Claims is in addition to anything of value to which I was already entitled. I further understand and acknowledge that I have been advised by this writing that: (a) I have 45 days within which to consider this Release of Claims and the Demographic Notice provided herewith and I expressly agree that such time period to review these documents shall not be extended upon any material or immaterial changes to this Release of Claims; (b) I have 7 business days following my execution of this Release of Claims to revoke this Release of Claims by delivering written notice to the Company’s Vice President, Human Resources; (c) this Release of Claims will not be effective until after the foregoing revocation period has expired; and (d) nothing in this Release of Claims prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event that I sign this Release of Claims and return it to the Company in less than the 45 day period identified above, I hereby acknowledge that I have freely and voluntarily chosen to waive the time period allotted for considering this Release of Claims. I have not been forced or pressured in any manner to sign this Release of Claims, and I agree to all of its terms voluntarily.

Effective Date. I acknowledge and agree that I have 7 business days after I sign this Release of Claims to revoke it, and this Release of Claims will become effective on the 8th business day after I sign this Release of Claims, so long as it has been signed by the Parties and has not been revoked by either Party before such date. For the avoidance of doubt, I acknowledge and agree that if I revoke this Release of Claims as provided herein, the Parties’ modification to the RCA set forth in Section 4(a) of the Agreement shall be void and of no effect. Unless the Company has elected or elects to expressly waive my noncompetition obligations set forth in Section 6(a) of the RCA (as amended by the Agreement), the RCA, including without limitation Section 6 of the RCA (as amended by the Agreement), shall remain in full force and effect.

Voluntary Execution of Release of Claims. I understand and agree that I executed this Release of Claims voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of my claims against the Company and any of the other Releasees. I acknowledge that: (a) I have read this Release of Claims; (b) I have not relied upon any representations or statements made by the Company that are not specifically set forth in this Release of Claims; (c) I have been represented in the preparation, negotiation, and execution of this Release of Claims by legal counsel of my own choice or have elected not to retain legal counsel; (d) I understand the terms and consequences of this Release of Claims and of the releases it contains; and (e) I am fully aware of the legal and binding effect of this Release of Claims.

This Release of Claims is final and binding and may only be amended in a writing signed by me and a duly authorized officer of the Company. This Agreement shall be subject to the provisions of Sections 9(a) and 9(c) of the Employment Agreement.

For the avoidance of doubt, this Release of Claims does not replace or in any way limit the general release and waiver in Section 3 of the Agreement.

Executed: ___________ __, 2020

ELONA KOGAN, J.D.

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